Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Stifel Financial Corp. of our report dated February 28, 2008 relating to the consolidated financial statements and financial statement schedule of Stifel Financial Corp. and subsidiaries, appearing in Stifel Financial Corp's Annual Report on Form 10-K for the year ended December 31, 2008, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

St. Louis, Missouri

March 30, 2009